Exhibit 99.1
THIRD AMENDMENT
Dated as of May 10, 2010
to
TRANSFER AND ADMINISTRATION AGREEMENT
Dated as of December 8, 2008
This THIRD AMENDMENT (this “Amendment”), dated as of May 10, 2010, is entered into among GREIF PACKAGING LLC, a Delaware limited liability company (“Greif”), GREIF RECEIVABLES FUNDING LLC, a Delaware limited liability company (the “SPV”), the Investors, Managing Agents and Administrators party hereto, and BANK OF AMERICA, N.A., as Agent (the “Agent”).
RECITALS
WHEREAS, the parties hereto have entered into that certain Transfer and Administration Agreement dated as of December 8, 2008 (the “Transfer and Administration Agreement”);
WHEREAS, the parties hereto desire to amend the Transfer and Administration Agreement as provided herein;
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and the Transfer and Administration Agreement, the parties hereto agree as follows:
SECTION 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Transfer and Administration Agreement.
SECTION 2. Amendments to Transfer and Administration Agreement. The Transfer and Administration Agreement is hereby amended as follows:
2.1. The following new definition is hereby added in its proper alphabetical order to Section 1.1 of the Transfer and Administration Agreement:
“Two-Month Dilution Ratio” means, for any Calculation Period, the average of the Dilution Ratio for such Calculation Period and the immediately preceding Calculation Period.”
2.2. Section 8.1(h) of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:
“the Delinquency Ratio is greater than 6.25%; or”
2.3. Section 8.1(i) of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:
“the Two-Month Dilution Ratio is greater than 5.00%; or”

2.4. Section 8.1(k) of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:
“the Three-Month Delinquency Ratio is greater than 6.00%; or”
SECTION 3. Conditions Precedent. Section 2 hereof shall become effective on the date first written above upon receipt by the Agent (and each Managing Agent, upon its request) of a counterpart (or counterparts) of this Amendment, duly executed by each of the parties hereto, or other evidence satisfactory to the Agent of the execution and delivery of this Amendment by such parties.
SECTION 4. Miscellaneous.
4.1. Representations and Warranties. The SPV hereby represents and warrants that (i) this Amendment constitutes a legal, valid and binding obligation of the SPV, enforceable against it in accordance with its terms and (ii) upon the effectiveness of this Amendment, no Termination Event or Potential Termination Event shall exist.
4.2. References to Transfer and Administration Agreement. Upon the effectiveness of this Amendment, each reference in the Transfer and Administration Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Transfer and Administration Agreement as amended hereby, and each reference to the Transfer and Administration Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Transfer and Administration Agreement shall mean and be a reference to the Transfer and Administration Agreement as amended hereby.
4.3. Effect on Transfer and Administration Agreement. Except as specifically amended above, the Transfer and Administration Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
4.4. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Investor under the Transfer and Administration Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.
4.5. Governing Law. This Amendment, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the internal laws of the State of New York.
4.6. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4.7. Headings. The Section headings in this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provision hereof.
4.8. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GREIF RECEIVABLES FUNDING LLC, as SPV
By:	/s/ John K. Dieker
	Name:	John K. Dieker
	Title:	Vice President and Treasurer

GREIF PACKAGING LLC, individually, as an Originator and as the Servicer
By:	/s/ John K. Dieker
	Name:	John K. Dieker
	Title:	Vice President and Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

YC SUSI TRUST, as a Conduit Investor and an Uncommitted Investor
By:	Bank of America, National Association,
as Administrative Trustee

By:	/s/ Willem Van Beek
	Name:	Willem Van Beek
	Title:	Principal

BANK OF AMERICA, NATIONAL ASSOCIATION, as Agent and as Managing Agent, Administrator and Committed Investor for the Bank of America Investor Group
By:	/s/ Willem Van Beek
	Name:	Willem Van Beek
	Title:	Principal